Exhibit 99.1

Papa John’s Announces Appointment of Sonya E. Medina

LOUISVILLE, Ky.--(BUSINESS WIRE)--September 22, 2015--Papa John’s International, Inc. (NASDAQ: PZZA) today announced the appointment of Sonya E. Medina to the Company’s Board of Directors. Ms. Medina, a government and public affairs strategist, previously served as Vice President, Community and External Affairs for Silver Eagle Distributors, the nation’s largest distributor of Anheuser-Busch products. She is active in community and civic affairs and currently serves on the board of directors of the San Antonio Hispanic Chamber of Commerce. “We are delighted to welcome Sonya to our Board of Directors, and look forward to the value her extensive communications and public affairs experience will bring to our brand,” said Founder, Chairman and CEO, John Schnatter.

About Papa John’s

Headquartered in Louisville, Kentucky, Papa John’s International, Inc. (NASDAQ: PZZA) is the world’s third-largest pizza delivery company. For 14 of the past 16 years, consumers have rated Papa John’s No. 1 in customer satisfaction among all national pizza chains in the American Customer Satisfaction Index (ACSI). Papa John’s is the Official Pizza Sponsor of the National Football League and Super Bowl 50. For more information about the company or to order pizza online, visit Papa John’s at www.papajohns.com. Also visit us on Facebook at www.facebook.com/papajohns, Twitter at twitter.com/papajohns, YouTube at www.youtube.com/user/papajohns, Instagram at instagram.com/papajohns, Pinterest at www.pinterest.com/papajohnspizza, and Vine at vine.co/papajohns.

Forward-Looking Statements

Certain matters discussed in this press release which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 28, 2014. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer